UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

On June 11, 2019, Bloomberg published the following article, which includes certain statements by the Rice Group:

EQT Activist Rice Says He’s Open to Settlement Under Right Terms

By Scott Deveau and Ed Hammond

  Any deal would need authority, support for change, Rice says
  Toby Rice says becoming CEO not important for an agreement

The activist investor pushing to revamp EQT Corp.’s board and management said he’s open to a settlement to end his months-long fight at the natural gas producer, as long as he’s given the authority and support to make major changes.

Toby Rice, whose energy company was acquired by EQT in 2017, said his dispute could be resolved in several ways ahead of a shareholder vote slated for July 10 at EQT’s annual general meeting. His becoming chief executive officer isn’t necessary for a deal, Rice said.

“This whole thing isn’t about becoming CEO for me,” Rice said in an interview Tuesday at Bloomberg’s headquarters in New York. “This whole thing is about stepping up for shareholders and the investment we have in EQT.”

He said a settlement could include giving his group seats on the board and Rice himself the CEO role, as he’s requested, or granting the group input on new leadership and a substantial portion of the board to oversee that team. Toby Rice and his brother Derek have outlined plans to cut expenses at EQT, which they say is the highest-cost producer in the Appalachian basin.

“My goal was not to get into this situation,” Toby Rice said. “That’s why we offered to address this privately. Privately to the CEO, then to the board, and unfortunately this board and this management has rejected or failed to understand that this sort of change is necessary.”

A representative for Pittsburgh-based EQT declined to comment.

EQT CEO Robert McNally has said that the brothers’ demands -- including appointing Toby Rice CEO, swapping out senior managers, and replacing seven members on the 12-member board -- are too extreme.

“Their ask is so big that there’s just not room for a settlement,” McNally said in an interview last month.

The Rice brothers lead a group that has been locked in a fight with EQT since October, arguing that the shale driller has underperformed since it acquired Rice Energy in 2017 and is in need of an overhaul. Their efforts have garnered the support of other activist investors in the stock, including D.E. Shaw & Co. and Elliott Management Corp.

D.E. Shaw continues to support Rice’s efforts at the company despite the departure of its head of activism, Quentin Koffey, last month. D.E. Shaw held a 4.6% stake in EQT as of March 31, according to data compiled by Bloomberg.

“D.E. Shaw continues to fully support the Rice Team and its director nominees and is actively monitoring the situation as the annual meeting approaches,” the firm said in an emailed statement.

EQT has countered that the Rice brothers simply want to make the gas producer a “family business” by appointing former employees of Rice Energy to management roles. It has argued that their plans would destabilize the business and are unmanageable. EQT says it’s taken steps to refresh its board, replacing nine of its 12 directors since 2017, including three long-tenured ones last month.

Toby Rice said in the interview Tuesday he believed EQT didn’t integrate the technology that Rice Energy had developed to improve the efficiency of its drilling program.

“At Rice Energy, we got bigger, we were getting better. The reason for that is because we were technology-driven,” he said. “It was easier for them to just continue to do it their own way.”